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EXHIBIT 23.1
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                         CONSENT OF INDEPENDENT AUDITOR


As independent auditors, we hereby consent to the incorporation by reference in this Form S-1 Registration Statement Pre-effective Amendment No. 3 dated January 15, 2001, of our report dated April 9, 1999, relating to the consolidated financial statements of USURF America, Inc. and subsidiaries (formally Internet Media Corporation) as of December 31, 1998 and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 included in the Annual Report on Form 10-KSB of USURF America, Inc., filed with the Securities and Exchange Commission on April 14, 2000. We also consent to the reference to this firm under the heading "Experts" in this Registration Statement.



/s/


WEAVER AND TIDWELL, L.L.P.


Fort Worth, Texas
January 22, 2001